Exhibit 99.1

Electric / Gas / Water Information collection, analysis and applications 2111 North Molter Road Liberty Lake, WA 99019 509.924.9900 Tel 509.891.3355 Fax www.itron.com

FOR IMMEDIATE RELEASE

ITRON TO ACQUIRE ACTARIS METERING SYSTEMS FOR APPROXIMATELY $1.6 BILLION

•
Acquisition of Luxembourg-based Actaris will create a worldwide market leader with more than 8,000 utility customers, expand Itron’s product offerings and increase access to global markets for electricity, gas and water meters and automated meter reading (AMR) technology;

•	Combined company revenues and EBITDA in 2006 would have exceeded $1.6 billion and $274 million on a pro forma basis, respectively;

•	Acquisition expected to be 20 to 30 cents accretive to non-GAAP earnings per share in 2007;

•	Acquisition is fully financed and committed to by cash on hand, credit facilities provided by UBS and a $235 million private placement of equity, completed February 25, 2007.

SPOKANE, WA. — February 25, 2007 — Itron, Inc. (NASDAQ:ITRI) announced today that it has signed an agreement to acquire all of the stock and convertible bonds of Actaris Metering Systems (Actaris). The purchase price is €800 million plus the retirement of approximately €445 million of debt, which, at an exchange rate of 1.30, totals approximately $1.6 billion. The acquisition is expected to close in the second quarter of 2007.

Actaris is a global leader in electricity, gas and water metering, primarily outside of North America. Itron is the AMR leader and foremost electricity meter supplier in North America. The combined company will be one of the largest metering companies in the world. This acquisition will allow Actaris to offer Itron’s industry leading AMR and advanced metering infrastructure (AMI) technologies, software and systems expertise to customers outside of North America, and expand Actaris gas and water meter opportunities in North America.

For the twelve months ended December 31, 2006, Actaris generated revenue of approximately $1 billion and adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) of approximately $159 million.

“This acquisition, which will more than double Itron’s annual revenues, brings together two industry leaders and reunites two former Schlumberger divisions,” said LeRoy Nosbaum, chairman and CEO. “We have been looking for an investment that would allow Itron to bring its superior AMR technology and systems expertise to customers outside of North America. Our acquisition of Actaris is the perfect choice to combine their quality meters and established distribution channels with our expertise, which will ultimately bring more value to customers around the globe. No other meter or AMR provider offers a similar breadth and depth of solutions to their customers in the utility industry. This deal combines two companies that share a heritage, vision and passion for this industry and our combined customers.”

The acquisition of Actaris will be funded by approximately $1.1 billion of fully-committed senior secured debt facilities, the net proceeds of the private placement of approximately $235 million of common stock, which was completed February 25, 2007, and cash on hand.

Based on management’s expectation for closing in the second quarter, Itron expects that in 2007 the acquisition will add approximately $720 - $730 million in revenue, $0.20 - $0.30 in non-GAAP EPS and $110 - $115 million Adjusted EBITDA. These estimates are subject to financing terms and dependent on the closing date of the transaction and do not take into effect any intangible amortization expenses, in-process research and development expenses, charges related to inventory revaluation required under purchase accounting or other acquisition expenses.

“This acquisition brings together two very talented management teams, including many individuals who have worked together in previous careers with Schlumberger,” said Nosbaum. “These are both well-run companies that produce the highest quality products in very efficient and productive factories around the world. Bringing these companies together unites research and development, manufacturing and business synergies that no other provider can match.

“There can be no doubt that this acquisition represents a historical turning point in the life of our company and a significant commitment on the part of our investors,” commented Nosbaum. “But as I look at the strength of our businesses and cash flow, the talent of our combined management team and employee base, the synergies in our technology offerings, and the expanding opportunities in the global marketplace, I have no doubt that this is the right move - both strategically and financially - and the right time to take Itron to an entirely new level and drive strong future growth in our business on a global scale.”

CONDITIONS
The acquisition is not subject to U.S. regulatory review. However, it will be subject to review by several regulatory bodies in countries outside the U.S., including, Ukraine, Germany, Brazil, Spain and Portugal, which require filings regardless of competitive product overlap.

Itron has received a senior secured underwritten agreement from UBS to finance the transaction. Additionally, UBS acted as exclusive financial advisor to the Company and sole placement agent for the private placement of common stock. Gibson, Dunn & Crutcher LLP and Perkins Coie LLP acted as legal advisors to Itron. Mayer, Brown, Rowe & Maw LLP acted as legal advisor to Actaris.

About Itron:
Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. Nearly 3,000 utilities worldwide rely on Itron’s award-winning technology to provide the knowledge they require to optimize the delivery and use of energy and water. Itron creates value for its clients by providing industry-leading solutions for electricity metering; meter data collection; energy information management; demand response; load forecasting, analysis and consulting services; distribution system design and optimization; web-based workforce automation; and enterprise and residential energy management. To know more, start here: www.itron.com.

About Actaris:
Actaris is a world leader in the design and manufacture of meters and associated systems for the electricity, gas, water and heat markets, providing innovative products and systems that integrate the latest technologies to meet the evolving needs of public or private energy and water suppliers, utility services and industrial companies worldwide. Actaris is active in more than 30 countries, employs approximately 6,000 people in 60 locations and has 29 manufacturing sites worldwide. The company has a cumulative installed base of some 300 million electricity, gas and water meters throughout the world. To know more, start here: www.actaris.com.

Forward Looking Statements:
This release contains forward-looking statements concerning our expectations about our operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in foreign exchange rates, changes in estimates for stock based compensation and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2006 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Non-GAAP Financial Information:
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP diluted EPS and Adjusted EBITDA. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs associated with acquisitions, restructurings and non-cash stock based compensation. We exclude these expenses in our non-GAAP financial measures as we believe that they are a measure of our core business that is not subject to the variations of expenses associated with these infrequently occurring or non-cash items. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Finally, our non-GAAP financial measures may be different from those reported by other companies.

Pro Forma Information:

The 2006 historical information for Itron and Actaris and the pro forma information for the combined company is preliminary and has not been audited. Actaris financial results have not been prepared in accordance with US GAAP and adjustments have been made to the Actaris historical results to reflect US GAAP, however, not all adjustments have been made. These adjustments, which are reflected in this press release, have not been audited and are preliminary and subject to change. Audited historical financial statements for Actaris and complete pro forma financial information for the combined company will not be available until up to 75 days after the transaction closes. Audited financial statements for Itron are available in our 2006 Form 10-K filed February 23, 2007.

Acquisition Conference Call:
Itron will host a conference call to discuss details of the acquisition contained in this release at 5 a.m. (PST) on February 26, 2007. The call will be webcast in a listen only mode and can be accessed online at www.itron.com, “Investors - Events.” The live webcast will begin at 5 a.m. (PST). The webcast replay will begin approximately 2 hours after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode # 2042318.

For additional information on the transaction see “Actaris Acquisition Presentation” at www.itron.com.

Itron, Inc. contact:
Deloris Duquette
Vice-president, Investor Relations and Corporate Communications
(509) 891-3523
Deloris.duquette@itron.com

ITRON, INC.
PRO FORMA REVENUE AND RECONCILIATION OF ADJUSTED EBITDA
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURE
For the twelve months ended December 31, 2006

(Unaudited, in thousands)	Actaris EUR	Actaris USD	Itron	Pro Forma
Revenue	€ 780,737	$1,014,958	$644,042	$1,659,000
Adjusted EBITDA: GAAP net income	€ 39,629	$51,518	$33,759	$85,277
Interest income	(303)	(394)	(9,497)	(9,891)
Interest expense	36,129	46,968	17,785	64,753
Income tax provision (benefit)	17,187	22,343	18,476	40,819
Depreciation and amortization	26,323	34,220	46,234	80,454
Non-cash stock based compensation expense	-	-	8,646	8,646
Restructuring costs	3,125	4,062	-	4,062
Adjusted EBITDA	€122,091	$158,718	$115,403	$274,121

Actaris financial results are unaudited and are not prepared in accordance with US GAAP. US dollars calculated at a rate of 1.30 US dollars per Euro.